Exhibit 10.15
Medtronic, Inc.
710 Medtronic Parkway, LC210
Minneapolis, MN 55432-5604
USA
Tel: 1.763.514.4000
www.medtronic.com
May 28, 2025
Chad Spooner
Connecticut, USA
Dear Chad,
Congratulations! I am pleased to send you this letter as a formal offer of employment at Medtronic. Here, you can do more than push the boundaries of healthcare - you will find tremendous career opportunities to learn, grow and make a real difference in people’s lives.
Following is a summary of the terms and conditions of this offer, subject to approval by the appropriate Committee:
Title
SVP and Chief Financial Officer Diabetes
In this role, you will serve as a member of my leadership team.
Employment Location
Your assignment with Medtronic will initially be based remotely out of Connecticut and you will be expected to travel as required by the business for this role. Relocation assistance will be provided and is expected to occur on or before November 1, 2025 to our office in Northridge, CA (specific relocation date to be agreed).
Effective Date
Your position will commence on July 14th, 2025 (“Start Date”).
Base Salary
Your base salary will be $675,000 annually ($25,961.54 Biweekly), less applicable withholdings and deductions, commencing upon start date and paid in accordance with Medtronic’s standard payroll practices.

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Medtronic's current practice is to review salary increases on an annual basis. Due to your start date, your first eligibility for a salary increase will be in our first quarter of Fiscal Year 2027. Your starting salary has been set in consideration of this policy.
Business Allowance
To defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will continue to be provided with an annual allowance of $18,000 (paid bi-weekly).
Medtronic Incentive Plan (MIP)
This role is eligible to participate in the Medtronic Incentive Plan, effective with your start date in this new position, with a targeted payout of 85% of your eligible earnings. The actual payout for this period will be dependent upon business and your individual performance. Additional details about the incentive plan and how your contributions can help drive success at Medtronic are available at mip.medtronic.com. Your payout will be prorated to reflect your start date in this new position. Please note that the actual terms of the Medtronic Incentive Plan govern eligibility and payout.
Annual Long-Term Incentive (LTI) Program
You will be eligible to participate in the annual LTI program. Your target value for your role is $2,500,000, which may be adjusted to recognize individual performance. The Award is typically granted end of July/early August of each year.
Medtronic reserves the right to modify targets in line with plan terms and provisions. These awards are subject to standard plan terms and provisions as described in the applicable award agreement(s) and approval by the appropriate Committee.
Global Officer's Group and NQSO Grant
You will be a member of Medtronic’s Global Officers Group and eligible to receive an annual Officer’s Group Non-Qualified Stock Option award with a target value of USD $25,000. The number of stock options issued will be based on the Black-Scholes value at the time of grant, rounded up to the nearest whole share. Global Officers Group LTI awards are typically granted in Q2 of each fiscal year. This award vests over four years at 25% per year, beginning one year after the date of grant. This award is subject to standard plan terms and provisions as described in the Stock Option Award Agreement and approval by our Internal Stock Committee.
Total Target Direct Compensation
Your Total Target Direct Compensation (which consists of base salary + target MIP + target long-term incentives) will be $3,748,750 annually. The options are in addition to your total direct compensation.

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New Hire Cash Bonus
You are eligible to receive a one-time cash bonus in the amount of $1,400,000 (less standard federal and state withholding and authorized deductions) to be paid in two installments; $500,000 paid in March 2026 and $900,000 paid in June 2026. This payment will be made on the first regularly scheduled pay date following dates referenced above. These one-time cash bonus will continue to payout if your employment is involuntary terminated by the Company without Cause, as defined in the 2023 Stock Award and Incentive Plan, or the Diabetes operating unit does not have an EVP & CFO position for a stand-alone or separate company (NewCo) from Medtronic by September 30, 2026. If you voluntary resign prior to payout, they will be forfeited.
Special Restricted Stock Unit Grant
You will be nominated to receive a one-time Restricted Stock Unit (RSU) award with the target value of $2,250,000 which will be granted at the next quarterly grant cycle (1st day of each fiscal quarter). Your actual award value and number of shares granted will depend on the market price of Medtronic stock on the date of grant. This award vest over three years at 1/3 per year, beginning March 3, 2026. These awards will continue to vest if your employment is involuntary terminated by the Company without Cause, as defined in the 2023 Stock Award and Incentive Plan, or the Diabetes operating unit does not have an EVP & CFO position for a stand-alone or separate company (NewCo) from Medtronic by September 30, 2026. These awards are subject to standard plan terms and provisions as described in the RSU Award Agreement and approval by the appropriate Committee. If you voluntarily resign prior to vesting anniversaries, you forfeit the unvested LTI.
Paid Time Off (PTO)
You will be able to take time off when it works for you. As a reference point, please note the following guideline provided to other U.S. Medtronic employees: 10 fixed holidays and 4-5 weeks of paid time off.
Benefits
You will be offered a competitive benefits package upon meeting eligibility requirements as provided for in the Plan documents. For 2025 Medtronic benefits information, visit benefits.medtronic.com , which provides details about all of our benefit offerings, as well as FAQs, recorded learning modules and links to plan documents and policy information. The site is available from any computer or mobile device with an Internet connection.
Deferred Compensation Plan
You will be eligible to participate in Medtronic's Capital Accumulation Plan ("CAP"), a nonqualified deferred compensation plan, within 60 days after your date of hire. You will be eligible to defer a portion of your base salary for calendar year 2025.
Relocation
As part of your offer, when your family situation allows, you will receive relocation assistance. To ensure a smooth transition and provide guidance throughout your company sponsored relocation, Medtronic has teamed with Cartus

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as our third-party relocation partner. When ready, a Cartus consultant will contact you to assist with coordination of your benefits. Please note, if you voluntarily resign your employment with Medtronic prior to two years of service, you will be required to repay Medtronic the full cost of your relocation including tax assistance.
Stock Ownership Policy
Medtronic’s policy requires Senior Vice Presidents (SVPs) to maintain Medtronic stock equal to two (2) times annual salary. Unless noted otherwise by an equity grant agreement, SVPs must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting, until the stock ownership requirement is met.
Executive Severance Plan
Your employment with Medtronic is “at will” and may be terminated at any time by Medtronic or by you. If your employment is terminated by the Company without Cause, as defined in the 2023 Stock Award and Incentive Plan, or the Diabetes operating unit does not have an EVP & CFO position for a stand-alone or separate company (NewCo) from Medtronic by September 30, 2026, you will be eligible to receive the following benefits: 18-months base salary + 18-months target MIP, 18-months of COBRA coverage, and other standard components of the Medtronic Severance Pay Plan for Executives (attached for reference). The 18-month base salary + 18-month target MIP cash severance provision is contingent upon your signing and complying with a severance and release agreement. The 18-month base salary + 18-month target MIP cash severance provision sunsets on a transaction date and will be replaced by NewCo’s go-forward severance provisions (currently under discussion)
Other
This offer of employment is contingent upon your completing and passing a substance test within 48 hours of accepting our offer, successful verification of your employment and educational history combined with a criminal background check, and signing Medtronic’s Employee Agreement, on or before your first day of employment. The Medtronic Employee Agreement that you must sign contains a restrictive covenant. Please note, if you have not taken the substance test within the allotted time period, you risk our offer being withdrawn. Given your current travel plans, we will work with you to schedule a substance test, will make efforts to meet the time requirements while remaining conscious of your travel plans. This offer is also contingent upon you not being subject to the terms of an employment agreement and/or a non-compete agreement that would prevent you from working as SVP and Chief Financial Officer Diabetes.
You have represented that you have no agreement and/or contractual restrictions that would prohibit you from taking this position with Medtronic. This offer is being made based upon that representation and is contingent upon your representation.
As required by federal law all US employers are required to verify your identity and employment eligibility. Upon acceptance of this offer of employment and prior to your first day of work at Medtronic, you will receive an email

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welcome letter from Human Resources with detailed information on how to complete the government required Form I-9. The letter will contain a hyperlink to Medtronic's electronic I-9 system and instructions on how to complete Section 1. You will either be prompted to select a convenient date, time, and location to complete Section 2 at a local designated/authorized completer site OR with a local Medtronic I-9 representative. The welcome letter and I-9 system will provide you a list of acceptable documents and instructions on how to complete Form I-9. You are encouraged to complete the process at your earliest convenience. Failure to produce the required documentation within 72 business hours of hire (unless a government authorized extension applies) will result in termination of employment.
Medtronic is a participant in the Department of Homeland Security's E-Verify system. Medtronic does not tolerate the discrimination of applicants and employees based upon their national origin and citizenship (or immigration) status or any protected status when verifying employment eligibility through completion of the Form I-9 and the use of E-Verify.
This offer is contingent on our mutual ability to obtain non-immigrant work authorization approval on your behalf when able. Medtronic will prepare and file the necessary non-immigrant petition with the USCIS. If for any reason the USCIS denies the non-immigrant petition on your behalf or if for any reason you are unable to obtain or maintain the appropriate employment authorization your employment with Medtronic may terminate. *Please note: The USCIS announced that the H cap has been reached and there will not be any H visas available until October 1, 2025. You must be able to show you have continued work authorization until this date or are eligible for another work authorized status. In addition, Medtronic will review your possibility of immigrant (permanent residence) status after twelve (12) months of employment and after approval of your non-immigrant work authorization.
As you begin employment with Medtronic, you will receive information and be expected to complete a formal on-boarding program. The purpose of the program is to ensure understanding of our company policies and procedures as well as provide you information on resources available to you. Please note that it is your responsibility to complete all requirements of the program and failure to complete the program may result in discipline that could include termination of employment.
Medtronic is offering you this position based on your general skills and background, and believes you can perform your new duties without the use or reliance upon any confidential information or trade secrets of your current or former employers.
Medtronic does not and will not encourage, induce, require, condone, or accept the disclosure or use of such information during your employment with the company. Medtronic further expects you to take reasonable steps to protect your current and former employers’ proprietary information (including returning any and all confidential or proprietary materials or documents to your current employer when you leave) and to abide by any other confidentiality and applicable non-solicitation agreements with your current or former employers.

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You have indicated that you are familiar with your confidentiality obligations to your current and former employers and that you agree that you can perform your duties for Medtronic without violating these obligations. Your signature below confirms your assurances in this regard and your agreement to abide by the guidelines above. Medtronic has made this offer of employment to you based on these assurances.
There can be no overlap in full-time employment between your current employer and Medtronic. You may not be on both payrolls simultaneously even if you have been relieved of your duties with your current employer, have not assumed substantive duties with Medtronic, or under any other circumstances. Your signature below confirms your understanding that such overlap in employment is prohibited and may result in termination of your employment with Medtronic.
It is understood your employment is at will and if an employment relationship is established, Medtronic and you may terminate the employment relationship at any time and for any reason, with or without notice or prior discipline.
Medtronic is committed to providing reasonable accommodations so that all individuals may participate fully in their employment. If you need accommodations because of a medical condition, or a religious belief or practice, please discuss your request with Human Resources. They will work with you and your manager to evaluate accommodation options.
For sales reps and other patient facing field employees, going into a healthcare setting is considered an essential function of the job and we expect our employees to comply with all credentialing requirements at the hospitals or clinics they support.
Upon acceptance of our offer, you will receive e-mail notifications regarding your onboarding plan, required training, and any New Employee Orientation you may be scheduled to attend. Please watch for this important information as your start date approaches.

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Chad, join us to collaborate boldly with others to tackle healthcare’s greatest challenges and to help us achieve our Mission to alleviate pain, restore health and extend life for patients everywhere.
Questions regarding this offer may be addressed to me.
Sincerely,
Que Dallara
EVP & President, Diabetes
And
Gillian Chandrasen
VP, Human Resources, Diabetes
I, Chad Spooner, accept this offer of employment and agree to the terms and conditions outlined in this letter. I understand that proof of my identity and employment eligibility is a condition of employment, and I must provide Medtronic with proof of my identity and employment eligibility to qualify for employment. I understand that if I provide false or misleading information, I may be disqualified from employment.

/s/ Chad Spooner	5/29/2025

Chad Spooner	Date

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